EQUITABLE FINANCIAL LIFE INSURANCE COMPANY,

domiciled in New York

RETURN OF PREMIUM GUARANTEED MINIMUM DEATH BENEFIT

RIDER

(“ROP GMDB”)

This Rider is part of your Contract, and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, “we”, “our” and “us” mean Equitable Financial Life Insurance Company, “you” and “your” mean the Owner and “Rider” means this Rider.

This Rider cannot be voluntarily terminated once it is elected.

RIDER SPECIFICATIONS

Rider Effective Date: The Contract Date as shown in your Data Pages.

Annual Rider Charge: [0.20%]. See additional details in the Rider Charge section below.

Limits on Contributions: Described in your Data Pages.

I.    THIS RIDER’S DEATH BENEFIT

Subject to the terms and conditions of this Rider, we will pay a ROP GMDB under this Contract as described in Section II below.

The ROP GMDB does not provide a Cash Value or any minimum Annuity Account Value (“AAV”) and cannot be withdrawn. Withdrawals will cause an adjustment to your ROP GMDB as described in Section II below.

[The terms and conditions of a spouse’s right to continue this Contract and Rider upon the death of the [original] Owner (or [original] Annuitant, if applicable) of this Contract (“Spousal Continuation”), are described in the Endorsement Applicable to [Non-Qualified] Contracts.]

II.    OPERATION OF YOUR ROP GMDB RIDER

Your ROP GMDB amount is calculated as follows:

1)	On your Contract Date, the ROP GMDB will be equal to your initial Contribution made to your Contract.

2)	On the Transaction Date of any subsequent Contribution, we will increase the ROP GMDB by the amount of the Contribution.

3)	On the Transaction Date of any Withdrawal, we will decrease the ROP GMDB on a pro-rata basis by the partial Withdrawal amount, plus any Withdrawal Charge which applies.

A pro-rata reduction is determined as follows:

1)	Divide the amount of the Withdrawal by your AAV immediately preceding the Withdrawal;

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2)

Multiply the fraction calculated in (1) by the amount of your ROP GMDB immediately preceding the Withdrawal. This is the amount of the pro-rata reduction. We will make this reduction as of the Transaction Date of each Withdrawal.

The Death Benefit amount payable upon the death of the [original] Owner (or the [original] Annuitant, if applicable) under the Contract when issued with this Rider will be the greater of:

1)	the ROP GMDB amount (adjusted for any post-death Withdrawals & Contributions); or

2)	the Death Benefit as described in Section [7.02] “Payment Upon Death” in your Contract.

III.     THE RIDER CHARGE

The ROP GMDB Rider Charge is determined as shown below and deducted daily from your AAV in each Variable Investment Option [(excluding the Segment Type Holding Accounts and the Dollar Cap Averaging account, if applicable)] and Segment.

Variable Investment Option

The ROP GMDB Rider Charge for amounts invested in the Variable Investment Options is equal to an annual rate of [0.20%] is deducted daily from the AAV in each Variable Investment Option [(excluding the Segment Type Holding Account and Dollar Cap Averaging account, if applicable)].

Structured Investment Option

The ROP GMDB Rider Charge for amounts invested in Segments is equal to a daily rate of [0.000548%] (equivalent to an annual rate of [0.20%]) of the Segment Investment of each Segment for the Segment Duration.

The daily ROP GMDB Rider Charge is reflected in the Segment Interim Value. The Segment Interim Value for a Segment will reflect a deduction of this charge corresponding to the elapsed portion of the Segment Duration. This means your ROP GMDB Rider Charge is determined by multiplying the number of calendar days elapsed in your Segment by the daily ROP GMDB Rider Charge (equivalent shown above) and multiplying that amount by your Segment Investment. This determines your daily ROP GMDB Rider Charge reflected in the Segment Interim Value.

The Segment Investment is adjusted on a pro-rata basis for withdrawals and the portion of the ROP GMDB Rider Charge that is attributable to the amount withdrawn.

On the Segment Maturity Date, we determine the Segment Maturity Value which reflects the deduction of the ROP GMDB Rider Charge in the Segment Rate of Return.

IV.     TERMINATION OF THIS RIDER

This Rider cannot be voluntarily terminated once it is elected.

This Rider will automatically terminate if:

(i)	the Contract is continued under the Beneficiary Continuation Option, if applicable; or

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(ii)	amounts under the Contract are applied to a supplementary contract to provide an annuity benefit or any benefit available on the Contract Maturity Date; or

(iii)	termination is required by an Endorsement to your Contract; or

(iv)	the Contract terminates.

Upon termination of this Rider, its charge will end.

V.    REPORTS

The amount of the Death Benefit will be included on a report sent to you at least once each year until the Contract Maturity Date, as described in Section [10.04] of the Contract.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

[	[
Mark Pearson, Chief Executive Officer]	José Ramón González Chief Legal Officer and Secretary]

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